EXHIBIT 99.4

FOR IMMEDIATE RELEASE/March 22, 2005

Una S. Ryan, Ph.D.	Avery W. Catlin	For Media:
President and CEO	Chief Financial Officer	Joan Kureczka
AVANT Immunotherapeutics, Inc.	AVANT Immunotherapeutics, Inc.	Kureczka/Martin Associates
(781) 433-0771	(781) 433-0771	(415) 821-2413
	info@avantimmune.com	jkureczka@comcast.net

AVANT PROMOTES TIMOTHY COOKE TO CHIEF OPERATING OFFICER

NEEDHAM, MA (March 22, 2005):  AVANT Immunotherapeutics, Inc. (NASDAQ: AVAN) today announced the promotion of M. Timothy Cooke, Ph.D. to the newly created position of Chief Operating Officer. Dr. Cooke had previously been Senior Vice President, Commercial Development, at AVANT since August, 2004. In his new role, Dr. Cooke assumes responsibility for the research and product development functions of AVANT as well as manufacturing and business development. He will continue to oversee the project management and strategic marketing activities of the company.

“I am very pleased to announce Tim’s promotion to Chief Operating Officer,” said Una S. Ryan, President and Chief Executive Officer of AVANT Immunotherapeutics. “Tim has made significant contributions to the company and has demonstrated his leadership ability. His strong commercial and operational experience will ensure that AVANT’s development programs realize their full commercial potential.”

Prior to joining AVANT, Dr. Cooke was Chief Executive Officer of Mojave Therapeutics, a privately-held therapeutic vaccine company, and held a number of domestic and international marketing and commercial development positions in the Merck Vaccine Division. Dr. Cooke received a B.S. from Saint Joseph’s University, a Ph.D. from Columbia University in bio-organic chemistry and an MBA from the Columbia Business School.

AVANT Immunotherapeutics, Inc. discovers, develops and sells innovative vaccines and therapeutics that harness the human immune system to prevent and treat disease. The company has developed a broad, well-staged pipeline of vaccines and therapeutics for large, high-value, under-served markets. Three of AVANT’s products are marketed, including two food safety vaccines and an oral human rotavirus vaccine, which gained its first marketing approval in Mexico in July 2004. Six of AVANT’s products are in clinical development, including a treatment to reduce complement-mediated tissue damage associated with cardiac bypass surgery and a novel vaccine for cholesterol management. AVANT has also assembled a technology platform that enables the creation of rapid-protecting, single-dose, oral vaccines that remain stable without refrigeration. The company is developing applications of this vaccine technology in four areas: biodefense, travelers’ vaccines, global health needs, and human food safety. Further, AVANT has established a state-of-the-art vaccine manufacturing facility for the implementation of its VitriLife® technology and the production of its own vaccines and other companies’ products. AVANT’s goal is to demonstrate proof-of-concept for its products in the clinic before leveraging further development through both traditional pharmaceutical partnerships and collaborations with governmental and other organizations.

Additional information on AVANT Immunotherapeutics, Inc. can be obtained through our site on the World Wide Web:  http://www.avantimmune.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements which reflect AVANT’s current views with respect to future events and financial performance.  These forward-looking statements are based on management’s beliefs and assumptions and information currently available.  The words “believe”, “expect”, “anticipate”, “intend”, “estimate”, “project” and similar expressions which do not relate solely to historical matters identify forward-looking statements.  Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements.  These factors include, but are not limited to: (1) the integration of multiple technologies and programs; (2) the ability to adapt AVANT’s vectoring systems to develop new, safe and effective orally administered vaccines against anthrax and plague or other bioterrorism threats or emerging health care threats; (3) the ability to successfully complete development and commercialization of TP10, CETi-1, CholeraGarde® (Peru-15), Ty800 and other products; (4) the cost, timing, scope and results of ongoing safety and efficacy trials of TP10, CETi-1, CholeraGarde® (Peru-15), Ty800 and other preclinical and clinical testing; (5) the ability to successfully complete product research and further development, including animal, pre-clinical and clinical studies of TP10, CETi-1, CholeraGarde® (Peru-15), Ty800 and other products; (6) the ability of the Company to manage multiple late stage clinical trials for a variety of product candidates; (7) the volume and profitability of product sales of Megan®Vac 1, Megan®Egg and other future products; (8) the process of obtaining regulatory approval for the sale of Rotarix® in major commercial markets, as well as the timing and success of worldwide commercialization of Rotarix® by our partner, GlaxoSmithKline; (9) changes in existing and potential relationships with corporate collaborators; (10) the availability, cost, delivery and quality of clinical and commercial grade materials supplied by contract manufacturers; (11) the timing, cost and uncertainty of obtaining regulatory approvals to use TP10, CETi-1, CholeraGarde® (Peru-15) and Ty800, among other purposes, for adults undergoing cardiac surgery, to raise serum HDL cholesterol levels and to protect travelers and people in endemic regions from diarrhea causing diseases, respectively; (12) the ability to obtain substantial additional funding; (13) the ability to develop and commercialize products before competitors; (14) the ability to retain certain members of management; and (15) other factors detailed from time to time in filings with the Securities and Exchange Commission.  We expressly disclaim any responsibility to update forward-looking statements.